Exhibit 10.1
Translation from the French
SUPPLEMENTARY AGREEMENT NO. 1
MODIFYING THE BOND ARRANGEMENTS AND THE TERMS AND CONDITIONS OF
THE GUARANTEE ATTACHED TO THE SUBSCRIPTION AGREEMENT
dated July 31, 2008
BETWEEN
SKIS ROSSIGNOL FINANCE LUXEMBOURG S.A., société anonyme governed by the laws of Luxembourg with share capital of EUR 31,000, whose registered office is located 11, avenue Emile Reuter, L-2420 Luxembourg, incorporated with the Luxembourg Trade and Companies Register under the number B 109.345 (the “Issuer”);
AND
SKIS ROSSIGNOL S.A. – CLUB ROSSIGNOL S.A., société anonyme with share capital of EUR 30,159,286, whose registered office is located 220 rue du Pommarin – 38430 Moirans, incorporated with the Grenoble Trade and Companies Register under the number B 056 502 958 (the “Former Guarantor”);
AND
QUIKSILVER INC., a corporation governed by the laws of the State of Delaware, United States of America (the “New Guarantor”);
AND
SOCIETE GENERALE BANK & TRUST, société anonyme governed by the laws of Luxembourg, whose registered office is located 11, avenue Emile Reuter, L-2420 Luxembourg, incorporated with the Luxembourg Trade and Companies Register under the number B. 6061 (the “Initial Subscriber”).
Each being a “Party” and, collectively, the “Parties”.
It having first been stated that:
On July 11, 2005, the Issuer, the Former Guarantor and the Initial Subscriber signed a Subscription Agreement (the “Agreement”) by which the Issuer made an undertaking to issue, and the Initial Subscriber made an undertaking to subscribe to, the Bonds (defined below) for a total nominal value of 50 million (50,000,000) euros, issued on July 11, 2005, generating interest at the rate of 3.231 percent per annum and maturing on July 13, 2010 (the “Bonds”). The following identifier was allocated to the Bonds: ISIN FR0010199893.
As of the date hereof, the Initial Subscriber is the sole and only holder of the Bonds.
The Parties wish, by means of this present supplementary agreement (hereinafter, the “Supplementary Agreement”), and after having obtained the agreement of the Initial Subscriber to the Bonds during the general meeting of bondholders or bearers dated July 25, 2008, to modify the arrangements relating to the Bonds featured in Schedule 1 to the Agreement (“Arrangements”) as well as the terms and conditions of the guarantee featured in Schedule 2 to the Agreement (the “Former Guarantee”).

Translation from the French
The following has therefore been agreed:
ARTICLE 1.
1.1. Within Schedule 1 to the Agreement, paragraph (c) of article 2. Ranking of the Bonds and of the Guarantee and preservation of the ranking of the loan shall be deleted and replaced in its entirety by the following:
“2.	Ranking of the Bonds and of the Guarantee and preservation of the ranking of the loan

(c)	Preservation of the ranking of the loan.

(i) For as long as Bonds remain in circulation (as defined below), the Issuer undertakes not to grant and not to allow the preservation of any mortgage, privilege, pledge, security or any other surety over any one of its assets or earnings, present or future, for the purpose of guaranteeing any Relevant Borrowing (as defined below), or any guarantee or indemnity relating to any Relevant Borrowing other than an Authorized Surety (as defined below) without (a) agreeing to the same mortgage, privilege, pledge, security or any other surety in guarantee of the Bonds or (b) granting any other surety to the Bonds following the prior agreement of the Pool (as defined at Condition 8 below).

In the context of these present Arrangements:

Bonds in circulation means all Bonds other than (i) those repaid in accordance with the Arrangements, (ii) those in respect of which claims have been stipulated by virtue of Arrangement 10, and (iii) those which have been purchased and cancelled, as stipulated in Arrangement 5;

Relevant Borrowing means any borrowing debt, present or future, represented by any type of debt security (including bonds and transferable debt securities), listed or liable to be listed, registered and admitted to trading on any securities exchange, on any over-the-counter market, or on any other securities market;

Translation from the French
Group designates the Guarantor and its consolidated subsidiaries;

Authorized Surety designates:

(A) any surety not cited by paragraphs (B) to (E) below for which the global guaranteed amount does not exceed 15% of the Group’s consolidated net assets (as indicated in the Guarantor’s most recent consolidated annual balance sheet);

(B) any surety granted by the Issuer or the Guarantor, in existence as of the Date of Signature;

(C) any real surety granted in order to allow the financing of the acquisition of any fixed asset or of any asset booked as a current asset in the Guarantor’s consolidated accounts, in so far as the surety granted relates exclusively to the asset in question and guarantees the payment or financing of this asset only;

(D) any surety in existence at the time of the acquisition of any asset by the Issuer or the Guarantor after the Settlement Date and that has not been granted in the perspective of this acquisition; and

(E) any legal or court-ordered surety that might be imposed upon the Guarantor by law.”

1.2	Within Schedule 1 to the Agreement, paragraph (iv) of article 7. Early repayability events shall be deleted and replaced in its entirety by the following:

“7.	Early repayability events
If any one of the following events (each of which constitutes an Early Repayability Event) occurred and continued:
(iv)	any present or future borrowing by the Issuer or by the Guarantor for an amount greater than 10 million euros (or its equivalent in one or several other currencies), either on one single occasion or on aggregate, (a) becomes due prior to its maturity date pursuant to a breach or default or to an early repayment event relating thereto and not remedied during the relevant grace period, or (b) is not paid at its due date or, if applicable, before the expiration of any initially-accorded grace period, or, (c) relating to any guarantee or indemnification undertaking granted or given by the Issuer or the Guarantor pursuant to the said borrowing, is not honored when a call is made upon such guarantee.”
1.3	Within Schedule 1 to the Agreement, paragraph (v) of article 7. Early repayability events shall be deleted.

1.4	New Guarantee applicable to the Agreement:

1.4.1	Within Schedule 2 to the Agreement, all of the terms and conditions of the Former Guarantee granted by the Former Guarantor, i.e. a joint and several guarantee dated July 11, 2005 and authorized in accordance with Article L.225-68 of the [French] Commercial Code by a resolution of the Former Guarantor’s Supervisory Board dated June 16, 2005, and by a decision of the Former Guarantor’s Managing Board dated July 8, 2005, shall be replaced by a new guarantee granted by the New Guarantor, executed on the date hereof, and governed by the laws of the State of New York (the “New Guarantee”).

1.4.2	As a result, as of the date of signature of this Supplementary Agreement and by the volition of the Parties, the Former Guarantor shall be released from all of his rights and obligations pursuant to the Former Guarantee thereby extinguished, such extinction causing and being caused by the New Guarantor’s undertaking to perform all of the undertakings contained in the New Guarantee.

Translation from the French
1.4.3	The Initial Subscriber accepts the substitution of the New Guarantor and New Guarantee for the Former Guarantor and Former Guarantee, the agreement of the Initial Subscriber acknowledged during the general meeting of bondholders or bearers dated July 25, 2008, as well as the signature of this document, being sufficient in order to express such acceptance. He grants the Former Guarantor final and irrevocable discharge with respect to any obligation that may be incumbent upon him pursuant to the Former Guarantee. Notwithstanding any provision to the contrary in the New Guarantee, the New Guarantor agrees to be jointly responsible with the Issuer in case of any breach, before or on the date of execution of this Amendment, of the obligations of the Former Guarantor under the Former Guarantee, the Agreement or this Amendment.

1.4.4	The Former Guarantor declares, on the date hereof: (1) that he has fulfilled all obligations incumbent upon him pursuant to the Former Guarantee; (2) that he has not transferred to any third party the rights or obligations created or resulting from the Former Guarantee; (3) that he has performed all of his obligations in accordance with the Agreement and the Former Guarantee; (4) that all sums owed, if applicable, to the Initial Subscriber, before or on the date of the signature of this Supplementary Agreement, have been paid in full, in accordance with the Agreement’s arrangements and with the terms and conditions of the Former Guarantee.

1.4.5	The New Guarantor declares, on the date of signature of this Supplementary Agreement, that he has read and accepted the arrangements of the Agreement and the terms and conditions of the New Guarantee.

1.4.6	Any reference to the “Guarantee” as defined in the Agreement, including the Schedules thereto, shall be expressly understood as being a reference to the New Guarantee granted by the New Guarantor. Similarly, any reference to the “Guarantor” as defined in the Agreement, including the Schedules thereto, shall be expressly understood as being a reference to the New Guarantor.
ARTICLE 2.
The provisions contained in this Supplementary Agreement shall come into effect immediately upon signature and must be read simultaneously with the other provisions of the Agreement and the Schedules thereto, which, for the rest, remain unchanged.
ARTICLE 3.
This present Supplementary Agreement is governed by French law. Any dispute relating notably to its validity, interpretation or performance shall be brought before the Paris Commercial Court.
Executed in Luxembourg, Moirans and Huntington Beach on July 31, 2008 in four original copies.

SKIS ROSSIGNOL FINANCE LUXEMBOURG S.A	SOCIETE GENERALE BANK & TRUST

Name:	Name:
Position:	Position:

SKIS ROSSIGNOL S.A. – CLUB ROSSIGNOL S.A.	QUIKSILVER INC.

Name:	Name:
Position:	Position: